UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan

Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated

Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors

Comerica Incorporated 2015 Incentive Plan for Non-Employee Directors

1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan

Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan

1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan

Amended and Restated Comerica Incorporated Non-Employee Director Fee Deferral Plan

(Full title of the plans)

Christian Gonzalez

Executive Vice President and Chief Legal Officer

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10907F

Cincinnati, Ohio 45263

(513) 534-4300

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As previously disclosed, on October 5, 2025, Fifth Third Bancorp (“Fifth Third” or the “Registrant”), Fifth Third Financial Corporation, a wholly owned subsidiary of the Registrant (“Fifth Third Intermediary”), Comerica Incorporated (“Comerica”) and Comerica Holdings Incorporated (“Comerica Holdings”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, (i) Comerica will merge with and into Fifth Third Intermediary (the “Merger”), with Fifth Third Intermediary surviving the merger as the surviving corporation and (ii) immediately thereafter, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary surviving the merger as the surviving corporation (the effective time of such merger, the “Effective Time”).

This Form S-8 (this “Registration Statement”) is being filed by Fifth Third to register:

(i) up to 8,396,005 shares of common stock, without par value, of Fifth Third (“Common Stock”), which were assumed by the Registrant and converted into corresponding equity awards of the Registrant in the transactions contemplated by the Merger Agreement (the “Assumed Awards”) including:

(a) 413,886 shares of Common Stock which may be issuable upon the exercise of stock options granted under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”),

(b) 7,372,581 shares of Common Stock which may be issuable upon the exercise, vesting or settlement of stock options, restricted stock unit awards, or performance stock unit awards granted under the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated (the “Current LTIP”),

(c) 174,767 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (the “Old Non-Employee Director Plan”),

(d) 147,335 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”),

(e) 207,653 shares of Common Stock which may be issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”),

(f) 79,783 shares of Common Stock which may be issuable upon distribution of deferred compensation benefits pursuant to the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (together with the 2006 LTIP, the Current LTIP, the Old Non-Employee Director Plan, the 2015 Non-Employee Director Plan and the Employee Common Stock Deferral Plan, the “Comerica Equity Plans”).

(ii) up to 2,000 shares of Common Stock which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the Employee Common Stock Deferral Plan;

(iii) up to $79,766,065 of deferred compensation obligations (the “Assumed Deferred Compensation Obligations”), including:

(a) $76,873,505 of deferred compensation obligations being registered under this Registration Statement which may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “1999 Deferred Compensation Plan”),

(b) $2,892,560 of deferred compensation obligations being registered under this Registration Statement which may be offered to certain eligible non-employee directors of the Company and its subsidiaries pursuant to the Amended and Restated Comerica Incorporated Non-Employee Director Fee Deferral Plan (the “Non-Employee Director Fee Deferral Plan”).

(iv) up to $36,000,000 of deferred compensation obligations which may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the 1999 Deferred Compensation Plan (together with the Assumed Deferred Compensation Obligations, the “Comerica Deferred Compensation Obligations”).

This Registration Statement registers 8,398,005 shares of Common Stock which may be issuable pursuant to the Comerica Equity Plans and $115,766,065 of the Comerica Deferred Compensation Obligations which may be offered to certain eligible directors and employees of the Company and its subsidiaries pursuant to the 1999 Deferred Compensation Plan and the Non-Employee Director Fee Deferral Plan.

The Assumed Awards are subject to the same terms and conditions that were applicable to the corresponding awards granted under the Comerica Equity Plans, except that (i) such awards relate to shares of Common Stock and (ii) the number of shares of Common Stock subject to each such award is the result of an adjustment based upon the exchange ratio pursuant to the Merger Agreement.

At the Effective Time, the Registrant assumed the Comerica Equity Plans and the Assumed Deferred Compensation Obligations.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

The documents containing information specified in Part I will be delivered in accordance with this Registration Statement and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2024, filed on February 24, 2025 (the “Annual Report”), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 4, 2025, incorporated by reference therein;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September  30, 2025, filed with the SEC on May  6, 2025, August  5, 2025 and November 4, 2025, respectively;

(c) The Registrant’s Current Reports on Form 8-K, filed with the SEC on October 8, 2025, December  12, 2025, January  6, 2026, January  13, 2026, January  14, 2026, January  26, 2026 and January 29, 2026;

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

(e) The description of the Registrant’s Common Stock which is contained in Exhibit 4.54 to the Annual Report (incorporated by reference to Exhibit 4.44 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 25, 2022) including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, the Registrant is not incorporating any document or information deemed to have been furnished and not filed in accordance with the SEC’s rules.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any documents, exhibits, or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1701.13(E)(1) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following: (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the person agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Moreover, Section 1701.13(E)(5)(b) provides that expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify, to the full extent permitted or authorized by applicable law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of Fifth Third, or is or was serving at the request of Fifth Third as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The information required by this Item is set forth in the Exhibits Index that precedes the signature page of this Registration Statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2021).

4.2	Amendment to the Amended Articles of Incorporation of Fifth Third Bancorp with respect to the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, effective as of January 31, 2026.*

4.3	Code of Regulations of Fifth Third Bancorp (incorporated by reference to Exhibit 3.1 of Fifth Third’s Quarterly Report on Form 10-Q, filed on May 7, 2021.

5.1	Opinion of Christian Gonzalez as to the validity of the securities being registered.*

5.2	Opinion of Thompson Hine LLP.*

23.1	Consent of Christian Gonzalez (included as part of its opinion filed as Exhibit 5.1).*

23.2	Consent of Thompson Hine LLP (included as part of its opinion filed as Exhibit 5.2).*

23.3	Consent of Deloitte & Touche LLP.*

24.1	Powers of Attorney of Directors and Officers of Fifth Third Bancorp (included in the signature page to this Registration Statement).

99.1	Comerica Amended and Restated 2006 Long-Term Incentive Plan.*

99.2	Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan.*

99.3	Comerica Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated.*

99.4	Comerica Amended and Restated Incentive Plan for Non-Employee Directors.*

99.5	2015 Comerica Incentive Plan for Non-Employee Directors.*

99.6	1999 Comerica Amended and Restated Common Stock Deferred Incentive Award Plan.*

99.7	Amended and Restated Comerica Common Stock Non-Employee Director Fee Deferral Plan.*

99.8	1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan.*

99.9	Amended and Restated Comerica Incorporated Non-Employee Director Fee Deferral Plan.*

107	Filing Fee Table.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 2nd day of February, 2026.

FIFTH THIRD BANCORP
(Registrant)

By:	/s/ Timothy N. Spence
	Name:	Timothy N. Spence
	Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and/or executive officers of Fifth Third Bancorp, hereby severally constitute and appoint Timothy Spence, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, for him in any and all capacities, to sign this report and to file the same, with all exhibits thereto and other documents in connection therewith, and to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy Spence Timothy Spence	Chairman, Chief Executive Officer and President (Principal Executive Officer)	February 2, 2026

/s/ Bryan Preston Bryan Preston	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 2, 2026

/s/ Jeffrey A. Lopper Jeffrey A. Lopper	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 2, 2026

/s/ Nicholas K. Akins Nicholas K. Akins	Director	February 2, 2026

/s/ Priscilla Almodovar Priscilla Almodovar	Director	February 2, 2026

/s/ B. Evan Bayh, III B. Evan Bayh, III	Director	February 2, 2026

/s/ Jorge L. Benitez Jorge L. Benitez	Director	February 2, 2026

/s/ Katherine B. Blackburn Katherine B. Blackburn	Director	February 2, 2026

/s/ Linda W. Clement-Holmes Linda W. Clement-Holmes	Director	February 2, 2026

/s/ C. Bryan Daniels C. Bryan Daniels	Director	February 2, 2026

/s/ Laurent Desmangles Laurent Desmangles	Director	February 2, 2026

/s/ Mitchell S. Feiger Mitchell S. Feiger	Director	February 2, 2026

/s/ Derek J. Kerr Derek J. Kerr	Director	February 2, 2026

/s/ Gary R. Heminger Gary R. Heminger	Director	February 2, 2026

/s/ Eileen A. Mallesch Eileen A. Mallesch	Director	February 2, 2026

/s/ Kathleen A. Rogers Kathleen A. Rogers	Director	February 2, 2026

/s/ Barbara R. Smith Barbara R. Smith	Director	February 2, 2026

/s/ Michael G. Van de Ven Michael G. Van de Ven	Director	February 2, 2026